Exhibit 99.1

AMENDMENT TO SMITH MICRO SOFTWARE, INC.

2015 OMNIBUS EQUITY INCENTIVE PLAN

The Smith Micro Software, Inc. 2015 Omnibus Equity Incentive Plan (the “Plan”) is hereby amended as of the date set forth below, as follows:

1.	Section 5.1(a) shall be stricken and replaced in its entirety with the following:

“(a) Share Reserve. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. The maximum aggregate number of Shares which may be issued pursuant to all Awards may not exceed Four Million Six Hundred Twenty-Five Thousand (4,625,000) (subject to adjustment in the same manner provided in Article XV with respect to Shares subject to Awards then outstanding) (the “Share Reserve”).”

2.	The first sentence of Section 5.1(d) shall be stricken and replaced in its entirety with the following sentence:

“Section 162(m). The maximum number of Shares subject to Awards that may be granted to any one person during any calendar year shall be Three Hundred Fifty Thousand (350,000) Shares (subject to adjustment in the same manner provided in Article XV with respect to Shares subject to Awards then outstanding).”

The remaining provisions of the Plan are not modified or changed by this Amendment.

This Amendment was adopted by the Board of Directors of Smith Micro Software, Inc. on April 16, 2018 and by its stockholders on June 14, 2018.

Dated: June 14, 2018	/s/ Timothy C. Huffmyer
Timothy C. Huffmyer, Vice President, Chief Financial Officer, Treasurer and Secretary